Exhibit 99.1
DISCLOSURE REGARDING FOREIGN JURISDICTIONS THAT PREVENT INSPECTIONS
In March 2022, the U.S. Securities and Exchange Commission (“SEC”) added BeiGene, Ltd. (the “Company”) to its conclusive list of issuers identified under the Holdings Foreign Companies Accountable Act (“HFCAA”) following the filing of our annual report on Form 10-K with the SEC, which annual report was audited by Ernst & Young Hua Ming LLP, a registered public accounting firm in mainland China that the Public Company Accounting Oversight Board (“PCAOB”) previously was unable to inspect or investigate completely, because of a position taken by an authority in the foreign jurisdiction. On March 23, 2022, Ernst & Young Hua Ming LLP resigned as our independent registered public accounting firm for the audit of our financial statements and internal control over financial reporting to be filed with the SEC and since that time, the Company has engaged Ernst & Young LLP, located in Boston, Massachusetts, United States, as the Company’s independent registered public accounting firm for the audit of our financial statements and internal control over financial reporting for the fiscal year ending December 31, 2022.
The Company has determined that no governmental entity in mainland China or Hong Kong, directly or indirectly, possesses the power to direct or cause the direction of the management and policies of the Company or has a controlling financial interest. The Company has made this determination based on the fact that as of the date of this Annual Report on Form 10-K, no such governmental entity has filed a Schedule 13D or 13G, there are no material contracts with such a foreign governmental party, and there is no such foreign government representative on the Company’s Board.